EXHIBIT 99.1
CONTACTS:
Kevin Henry, Senior VP & Chief Human Resources Officer (704) 556-5612
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
IMMEDIATE RELEASE
June 4, 2010
Lance, Inc. Announces Cost Reductions
CHARLOTTE, NC—JUNE 4, 2010—Lance Inc. (Nasdaq: LNCE) today announced it is undertaking a series of cost reductions, including a reorganization which will result in a reduction in its workforce of about 2 percent. These actions are being taken to restore profit margins and align the Company’s operating costs with its revenue, which has been below the Company’s expectations. The reduction in the Company’s workforce was completed this week, with no further cutbacks planned. Lance is providing impacted employees with severance packages and job placement services.
“Our reduction in costs is necessary considering the impact that the current business climate has had on our revenue.” said David V. Singer, president and CEO. “The reduction in our workforce is by far the most difficult part of our cost reduction action. Lance is a company that is driven by people and innovation, but with the current economic environment and resulting impact to our top line, adjustments are required to align operating expenses with sale volumes. These actions will not impede our work on positioning ourselves for growth, great service and innovation to continue to drive our top line growth going forward”.
The Company expects to record a pre-tax charge of for severance and related expenses of approximately $3 million in the second quarter of fiscal 2010 in connection these actions. Annualized benefits from these cost reductions are expected to total approximately $6 million. Management is not changing full year financial estimates as a result of these actions.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway, and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, risks from large customers, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of our supply chain or information technology systems, changes in consumer preferences, food industry and regulatory factors, and interest rate and foreign exchange rate risks, as well as those that have been discussed in our most recent Form 10-K filed with the Securities and Exchange Commission.